Exhibit 10.1

August 23, 2006

Mr. Thomas A. Gosnell

Dear Tom:

Subject: Mutually Agreed Upon Separation

This letter confirms your acceptance of a separation package from ArvinMeritor, Inc (“ArvinMeritor” or the “Company”). The decision was reached after consideration of a number of factors, including your service with ArvinMeritor and its predecessor. Both parties expressly agree that your acceptance of this agreement is completely voluntary. You and the Company have agreed to enter into this agreement pursuant to the following terms and conditions:

1.	Your last day of work with the Company is Friday, September 15, 2006.

2.	From August 28, 2006, through September 15, 2006, you will be paid your remaining 2006 calendar year vacation days (14).

3.	On September 30, 2006 you will receive payment in the amount of Two Hundred and Fifty Thousand Dollars ($250,000), less applicable taxes, per your retention agreement, dated October 24, 2004.

4.

Beginning March 15, 2007, you will receive separation pay equal to 36 months of your annual salary (at your current compensation rate of $515,000 annually). Due to recent federal regulations (Internal Revenue Code Section 409A), the payments will occur as follows:

•

On March 15, 2007 you will receive a lump sum payment equal to six (6) months of your annual salary minus applicable taxes and certain other benefit premium deductions, as such are described in paragraph 11 hereof; and you will also receive Seven Hundred and Fifty Thousand Dollars ($750,000), said sum reflecting the balance of your retention payment as set forth in the aforementioned agreement.

•

On March 31, 2007 you will begin receiving the remaining 30 months of separation pay, minus applicable taxes and certain other deductions, as such are described in paragraph 11 hereof, spread equally over the remaining 30 months of your separation period. Payments will be made semi-monthly through September 15, 2009.

•	In the event of your death prior to September 15, 2009, the payments and benefits described herein shall pass to your spouse.

Mr. Thomas A. Gosnell

August 23, 2006

5.

Given that your last day of work will be September 15, 2006, you will be eligible to receive a non-prorated incentive compensation plan (ICP) payment for fiscal year 2006. Such payment will be subject to the applicable formula, in accordance with the Plan metrics as applied to other senior executives. If, in fact, there is an ICP payment for fiscal year 2006, in no event shall your payment as a percentage of target be less than the average payment as a percentage of target for all CVS executives. Final award determination, if any, is subject to approval by the Compensation & Management Development Committee of the Board of Directors. If an award is approved, payment will be in December 2006.

6.	You will be eligible to receive Long-Term Incentive (LTIP) Performance Plan awards based on your grant letter(s) as follows:

-	FY2004-FY2006 LTIP award will be paid in December 2006, pending Board of Directors approval, based upon applicable formulae for time worked during the performance cycle; and
-

FY2005-FY2007 LTIP award will be paid in December 2007, pending Board of Directors approval, based upon applicable formulae on a prorated basis (24 out of 36) for time worked during the performance cycle.

-

FY2006-FY2008 LTIP award will be paid in December 2008, pending Board of Directors approval, based upon applicable formulae on a prorated basis (12 out of 36) for time worked during the performance cycle.

However, if you elect to retire prior to September 30, 2007, you will be eligible for non-prorated awards for the FY2005-FY2007 and FY2006-FY2008 cycles.

7.

All outstanding stock options will continue to vest through your Separation Period (September 15, 2009). Stock options which do not expire prior to September 15, 2009 can be exercised up to three months after the last day of your Separation Period. Options not exercised by December 15, 2009 will be forfeited. However, if you elect to retire during your separation period or within thirty-one (31) days after the end of your Separation Period, your options will continue to vest and will be exercisable for up to five years from your retirement date or the natural term of the grant.

8.

You received a grant of performance contingent restricted stock on January 2, 2004. The restrictions on these performance contingent restricted shares will not lapse until after the corresponding LTIP performance cycle (FY2004-2006) is completed and the Compensation and Management Development Committee of the Board of Directors determines the extent to which the restricted shares in the aforementioned grants and the associated reinvested dividends will vest as set forth in the Restricted Share Agreement. If the performance goals have been met, we expect the performance contingent restricted shares to vest in January 2007, in accordance with the Plan metrics, as applied to other senior executives.

9.

Since you are not an active employee through the duration of the performance cycles, you will not be eligible to receive Performance Shares for the FY2005-2007 and FY2006-2008 cycles. However, if you elect to retire prior to September 30, 2007, you will be eligible for an award as if you were active, subject to any adjustments made by the Compensation Committee of the Board of Directors, pursuant to Section 7C (a) of the LTIP and not subject to any adjustments pursuant to the third sentence of

Mr. Thomas A. Gosnell

August 23, 2006

Section 7C (b) of the LTIP, unless an across-the-board adjustment affecting all officers is made pursuant to this section.

10.	You must either purchase or return your current Company vehicle on or before March 15, 2007. The purchase amount for your vehicle is $7,980.00, plus applicable sales tax.

11.

On March 15, 2007, you will receive a lump sum payment in the amount of $61,036.89 (minus applicable taxes), said sum reflecting the three-year value of your country club dues, financial planning and executive physical benefits. At the end of your separation period (September 15, 2009) you may retain ownership of your country club memberships at your sole expense. Any equity associated with said country club memberships must be paid by you to the Company, if you, in fact, decide to retain said membership.

12.

Short and long term disability coverage and savings plan participation will cease as of September 15, 2006. You will be able to request a plan distribution before the end of your separation. Please contact T. Rowe Price for information about your ArvinMeritor Savings Plan account at 1-800-922-9945.

13.

If you are currently enrolled in medical, dental and/or vision coverage and the payroll deductions associated therewith, coverage will remain in force through September 30, 2009. After September 30, 2009, you will be entitled to continue your group medical, dental and vision coverage at your own expense for a period of up to 18 months through COBRA. Information as to the cost of such coverage will be supplied to you approximately two weeks following the expiration of your separation period. Life and accidental death and personal loss insurance coverage will remain in force through September 30, 2009 and the life insurance coverage only may be converted to an individual policy within 31 days after termination of coverage by contacting Prudential at 1-800-778-3827. Payroll deductions for any supplemental life insurance and/or supplemental accidental death and dismemberment insurance coverage that you may have elected will continue through September 30, 2009. Prudential will contact you through the mail following that date with regard to your ability to convert the supplemental coverage to an individual policy.

14.

Based on your service with ArvinMeritor, you have met the vesting rights under the ArvinMeritor Retirement Plan. You are currently eligible to retire and you can commence your retirement benefit prior to the end of your separation. Under the provisions of the Retirement Plan, you will receive additional credited service for one year or through your retirement date, if earlier. Under the regulations of Section 415 of the Internal Revenue Code, your separation pay (including any prorated ICP award) will not count as pension eligible compensation. Please call the ArvinMeritor Retirement Center at 888-869-3772 for information about your pension benefit. You must apply for your pension benefits at least 60 days but not more than 90 days prior to your retirement date. However, if you elect to retire prior to the end of your separation period, your active employee medical, dental and/or vision coverages will terminate and you will become a recipient of the then available retiree medical coverage, if any.

15.	Your compensation checks will be mailed to your home or direct deposited unless you specify otherwise. Please let us know in writing if you change your address.

Mr. Thomas A. Gosnell

August 23, 2006

16.

You will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, the Company or its subsidiaries or divisions, or any of its or their current or former officers, directors, employees, agents, consultants, contractors, owners, divisions, parents or successors, whether public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on Internet- or intranet-related sites. In the event of a breach or threatened breach of this paragraph, you agree that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach and you acknowledge that damages would be inadequate and insufficient.

17.

The Company will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, you, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on Internet- or intranet-related sites. In the event of a breach or threatened breach of this paragraph, the Company agrees that you will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach and the Company acknowledges that damages would be inadequate and insufficient.

18.

You will deliver promptly to the Company (and not keep in your possession or deliver to any other person or entity) any and all property belonging to the Company in your possession or under your control, including without limitation, computer hardware/software, credit cards, PDA’s, pagers, other electronic equipment, records, data, notes, reports, correspondence, financial information, customer files and information and other documents or information (including any and all copies of such Company property). You may retain your computer once it has been inspected by the Company’s IT department. You may also retain your cell phone at Company expense until March 15, 2007. If, after this date you wish to keep your cell phone, it will be at your expense.

19.

You agree, on behalf of yourself, your heirs, executors, administrators and assigns, to release, acquit and forever discharge the Company and its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns (the "Company Released Parties") of and from any and all manner of actions and causes of action, suits, debts, damages, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, rights and demands whatsoever, whether known or unknown ("Losses"), which you, your heirs, executors, administrators and assigns ever had, now have or may hereafter have, against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation, any and all matters relating to your employment by the Company and its predecessors and the cessation thereof, any and all matters relating to your compensation and benefits by or from the Company and its predecessors and any and all matters arising under any federal, state or local statute, rule, regulation or principle of contract law or common law.

You understand that as a result of this, you will not have the right to assert that the Company unlawfully terminated your employment or violated any of your rights in connection with your employment.

Mr. Thomas A. Gosnell

August 23, 2006

You affirm that you have not filed, and agree not to initiate or cause to be initiated on your behalf, any complaint, charge, claim or proceeding against the Company Released Parties before any federal, state or local agency, court or other body relating to your employment, the cessation thereof or any other matters covered by the terms described above, and agree not to voluntarily participate in such a proceeding.

20.

The Company agrees on behalf of its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns (the "Company") to release, acquit and forever discharge you, your heirs, executors, administrators and assigns, of and from any and all manner of actions and causes of action, suits, debts, damages, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, rights and demands whatsoever, whether known or unknown ("Losses"), which the Company, its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns, ever had, now have or may hereafter have, against you or any of them arising out of or by reason of any cause, matter or thing whatsoever, excepting any act found to be criminal, by a court of competent jurisdiction, from the beginning of the world to the date hereof, including without limitation, any and all matters relating to your employment by the Company and its predecessors and the cessation thereof, any and all matters relating to your compensation and benefits by or from the Company and its predecessors and any and all matters arising under any federal, state or local statute, rule, regulation or principle of contract law or common law.

The Company understands that as a result described above, the Company will not have the right to assert that you unlawfully terminated your employment or violated any of the Company’s rights in connection with your employment.

The Company affirms that it has not filed, and agrees not to initiate or cause to be initiated on its behalf, any complaint, charge, claim or proceeding against you before any federal, state or local agency, court or other body relating to your employment, the cessation thereof or any other matters covered by the terms of described above, and agrees not to voluntarily participate in such a proceeding.

21.

The Company and you agree that the terms and conditions of this Letter Agreement are confidential and that neither party will disclose the terms of this Letter Agreement to any third parties, other than (i) disclosure by you to your spouse, (ii) disclosure by the Company or you to its or your respective attorneys, auditors, financial advisors and accountants, (iii) as may be required by law (including securities laws) or (iv) as may be necessary to enforce this Letter Agreement. Without limiting the generality of the foregoing, you acknowledge that the Company may, to the extent required by applicable law, describe or incorporate the terms of this Letter Agreement in, and/or file or incorporate this Letter Agreement as an exhibit to, one or more filings with the Securities and Exchange Commission.

22.	ArvinMeritor shall have the right to terminate this agreement at any time if you materially breach any of the obligations stated herein under this agreement.

Mr. Thomas A. Gosnell

August 23, 2006

23.

You acknowledge that you have been advised to consult with an attorney prior to signing this agreement. You also acknowledge, understand and agree that this agreement is voluntarily entered into by you in consideration of the undertakings by ArvinMeritor as set forth herein and is consistent in all respects with the discussions by ArvinMeritor personnel with you relating to your separation.

24.

You agree that for a period of eighteen months following the date of your departure, September 15, 2006 from the Company, you will not solicit for employment any ArvinMeritor related employee. You also agree that you will not disclose, nor will you use any ArvinMeritor proprietary information. You further agree that for a period of thirty-six (36) months you will not be employed by nor will you consult with the following companies: WABCO; Eaton; Dana; DCX; Volvo; International Truck & Engine; and Paccar, unless permission to do so is granted to you in writing by ArvinMeritor’s CEO or his designee

25.

This agreement is a complete and final agreement between ArvinMeritor and its successors and Thomas A. Gosnell, and supersedes all other offers, agreements, and negotiations. Notwithstanding the foregoing, the Invention Assignment and Arbitration Agreements remain in full force and effect.

26.

You will have until October 8, 2006, in which to consider this agreement, and you may revoke this agreement within seven days of signing. This agreement will not become effective until the revocation period has expired.

27.

Any payments or benefits scheduled to commence later than September 15, 2006 shall commence or be paid as soon as possible as permitted by any subsequent ruling or regulation published by I.R.S. or the Department of Treasury with respect to Code Section 409(A), as such ruling or regulation is interpreted by the Company and its outside advisors, but in no event later than the scheduled payment date provided herein.

Sincerely,

/s/ Vernon G. Baker, II

Vernon G. Baker, II

Senior Vice President & General Counsel

cc:	C.G. McClure, Jr.
E. T. Whitus

Accepted and Agreed by:

/s/ T. A. Gosnell
Thomas A. Gosnell

8/23/06
Date